ASMX

4640 Admiralty Way, Suite 423

Marina Del Rey, California 90292

Phone: (877) 208-5012

              (310) 230-5344

ASMX Market Listing Agreement

THIS AGREEMENT, dated as of November 3, 2015_ by ASMX LLC, a Nevada Limited Liability Company, located at 4640 Admiralty Way, Suite 423, Marina Del Rey, California 90292, by and between Teraphysics Corporation  (“The Company”) located at 110 Alpha Park, Cleveland, Ohio 44143.

The Company’s eligibility to list and promote its securities offering on the Alternative Securities Market is more fully defined in the Securities And Exchange Commission’s regulations for Alternative Trading Systems (“ATS”). These regulations are the “ASMX Rules”, which, together with all attachments, appendices, addenda, cover sheets, amendments, exhibits, schedules and other materials referenced therein shall govern the Company’s eligibility to list and promote its securities on the Alternative Securities Market.

The Company requests to enter into a Market Listing Agreement with the ASMX and to have its securities listed on the ASMX.

Type of Direct Public Offering: (Choose One)

Common Stock: (__)

Preferred Stock: (__)

Membership Units / Equity Interests: (__)

Debt Note / Corporate Bond: (__)

Royalty Interest: (__)

Terms: ________________________

Type of Investor Reporting: (Choose One of Three options below)

(__)  OPTION ONE: Investor Reporting Company:

o

Quarterly Un-audited Financial Statements: Company Agrees to furnish ASMX Capital LLC a complete set of un-audited financial statements within 30 days of the close of each business quarter. Company financials shall be emailed to (to be determined) and will be distributed privately to all investors of the Company (not for public view or distribution). All un-audited financial statements will be signed as “true and accurate” by the Chief Executive Officer and/or the Chief Financial Officer of the Company.

o

Annual Audited Financial Statements: Company Agrees to furnish ASMX Capital LLC a complete set of AUDITED financial statements within 60 days of the close of each business fiscal year. Company audited financials shall be emailed to (to be determined) and will be distributed privately to all investors of the Company (not for public view or distribution).

o

Corporate Actions: Certain corporate actions must be disclosed to all investors and to ASMX Capital LLC. These include: All Dividends, Stock Splits, New Stock Issues, Reverse Splits, Name Changes, Mergers, Acquisitions, Dissolutions, Bankruptcies or Liquidations.

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All must be reported to the Investors and to ASMX no less than TEN CALENDAR DAYS prior to record date.

(__)  OPTION TWO: Limited Investor Reporting Company:

o

Quarterly Un-audited Financial Statements: Company Agrees to furnish ASMX Capital LLC a complete set of un-audited financial statements within 30 days of the close of each business quarter. Company financials shall be emailed to (to be determined) and will be distributed privately to all investors of the Company (not for public view or distribution). All un-audited financial statements will be signed as “true and accurate” by the Chief Executive Officer and/or the Chief Financial Officer of the Company.

o

Corporate Actions: Certain corporate actions must be disclosed to all investors and to ASMX Capital LLC. These include: All Dividends, Stock Splits, New Stock Issues, Reverse Splits, Na me Changes, Mergers, Acquisitions, Dissolutions, Bankruptcies or Liquidations. All must be reported to the Investors and to ASMX no less than TEN CALENDAR DAYS prior to record date. (____)

ASMX agrees to provide the following:

•

Listing on the ASMX

•

All clearing and wire house services

•

Publishing of a Company page on the selected market tier that contains all information about the Company’s Stock and Offering

•

Publishing of a Company page for the Company’s publishing of all Investor Reporting Requirements [and copies of reporting

PRICING:

1.

One Time Membership fee: $5,000

2.

Monthly Recurring fee  $495  Please provide credit card information for the recurring charge

Card # ___________________________   CVC _______

Name on Card _________________________________

Address  ______________________________________

               ______________________________________

3.

Secondary Market 1/10th of 1% + $1 for each transaction

4.

Aftermarket Support (Filings And Investor Relations) $______

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ARTICLE 1

DEFINITIONS

1.1. Definitions. Capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given to them in the ASMX Rules.

ARTICLE 2

LISTING ON ASMX

1.1

Terms. ASMX hereby agrees to list the Company’s securities on the Market, provided that the Company, in reliance on the Company’s representations and warranties and subject to the terms and conditions herein. In exchange therefor, the Company agrees to pay all applicable fees required by the ASMX Rules when due and to comply at all times with all applicable ASMX Rules. The arrangements set forth herein between the parties are non-exclusive.

1.2

Fees. The Company acknowledges and agrees that the Listing Fee and the Listing Application Fee are not refundable, unless otherwise provided in the ASMX Rules.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

2.1

Organization. The Company is duly organized, validly existing and in good standing under the laws of each jurisdiction in which the Company is organized or does business.

2.2

Authority. The Company has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all requisite action and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

ARTICLE 4

COVENANTS OF THE COMPANY

3.1

Tier Eligibility. The qualifications for listing on the Market are set forth in the ASMX Rules. The Company shall promptly notify ASMX in writing of any corporate action or other event that will cause the Company to cease to be in compliance with the appropriate eligibility requirements set forth in the ASMX Rules.

3.2

Compliance with Market Policies. The Company acknowledges receipt of the

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ASMX Rules and the Company understands and agrees to comply with any and all policies and guidelines of the Market, including the ASMX Rules.  In addition to any similar or related requirements or obligations set forth in the ASMX Rules, Company agrees here that all communications, reports or disclosures made to ASMX or the Market and intended to be used by the Market or displayed, reported or disclosed on any media utilized by the Market or ASMX in providing the services contemplated hereby (“Report”) shall be accurate and complete in all material respects, shall not be misleading or omit a fact that, with the passage of time, would make such Report false or misleading.  To the extent that Company becomes aware of such inaccuracies or omissions in any Report, Company shall promptly inform ASMX and the Market of the same in writing and shall cooperate with all reasonable requests of the Market or ASMX to correct the same.  The forgoing notwithstanding, nothing in this Section 4.2 shall be read to amend, modify or abrogate any right to terminate this Agreement as provided in Article 7 hereof.

3.3

Authorization to Use Corporate Logo, Website, Trade Names, Etc. The Company authorizes ASMX and the Market to use the Company’s corporate logos, website address, trade names and trade or service marks in order to convey quotation information, transactional reporting information, and other information regarding the Company in connection with services provided under this agreement, any exhibit or amendment to this Agreement or any subsequent agreement entered into as between Company and ASMX or the Market. To ensure the accuracy of such information, the Company agrees to provide ASMX and the Market with the Company’s current corporate logo, website address, trade names and trade or service marks and with any subsequent changes. ASMX, for itself and on behalf of the Market, acknowledges and agrees that the Company has proprietary rights in the Company's name and, except as otherwise provided above, neither ASMX nor the Market shall use the Company’s corporate name in any advertising or marketing materials without the Company’s prior written consent, unless otherwise provided herein. ASMX, for itself and on behalf of the Market, acknowledges and agrees that the Company has proprietary rights in certain trademarks, service marks, copyrights or patents, registered or unregistered, and unless otherwise provided herein, and shall not use these trademarks, service marks, copyrights or patents, registered or unregistered, in any way that would infringe upon such marks, copyrights or patents.

3.4

ASMX and Market Proprietary Rights. The Company acknowledges and agrees that ASMX has proprietary rights in certain names, including, but not limited to, “ASMX”, and the Company shall not use these names in any way that would infringe upon such names and shall not use these names in any advertising or marketing materials, except with ASMX’s prior written consent. The Company acknowledges and agrees that ASMX and the Market have proprietary rights in certain trademarks, servicemarks, copyrights or patents, registered or unregistered, and the Company shall not use these trademarks, service marks, copyrights or patents, registered or unregistered, without ASMX’s prior written consent or in any way that would infringe upon such marks, copyrights or patents.

3.5

Background and Credit Checks. The Company authorizes ASMX and the Market to investigate the Company’s credit history and to conduct any and all civil or criminal background investigations concerning the Company and its directors and officers from time to

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time.

ARTICLE 5

INDEMNIFICATION

5.1. Indemnification. The Company agrees to indemnify and hold ASMX, the Market and each of their vendors, licensors and suppliers, and their shareholders, members, officers, employees and agents (each an “Indemnified Person”) harmless from and against any and all losses, expenses, amounts, claims, damages or liabilities as incurred (including legal or other out-of-pocket expenses and costs of investigation and preparation) to which any of them may become subject and which are related to or which have arisen under or in connection with (i) the Company’s failure to comply with the terms and conditions of this Agreement, (ii) the Company’s misuse of the Market or any service provided by ASMX, the Market or an affiliate of either ASMX or the Market, including, but not limited to, any claims related to the failure to disclose material information or provide misleading or misrepresentative information through the Market or any medium associated with the Market and (iii) any third party rights or claims arising out of ASMX or the Market’s use of the Company’s corporate logo, website address, trade names, trade or service marks, or the trading symbol used by the Company. The Company hereby agrees that if any indemnification sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then the Company shall contribute to the costs for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to ASMX or the Market, on the one hand, and the Company on the other, in connection with the Company’s use of the Market or any services provided by ASMX or the Market, or any affiliates of either, and the relative fault, as between ASMX, the Market, the Company and the Indemnified Person in respect of such costs.

ARTICLE 6

LIMITATION OF LIABILITY

5.1

DISCLAIMER OF WARRANTIES. NO WARRANTY IS GIVEN THAT THE SERVICES PROVIDED BY ASMX OR THE MARKET ARE ERROR-FREE, AND THE SAME HEREUNDER IS PROVIDED “AS IS.” EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER ASMX, THE MARKET NOR ANY OF ITS LICENSORS AND SUPPLIERS MAKE ANY EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING QUALITY, MERCHANTABILITY, FITNESS  FOR A  PARTICULAR PURPOSE, TITLE  AND  NON- INFRINGEMENT. THE COMPANY EXPRESSLY ASSUMES ALL RISKS FROM USING THE MARKET, OR ANY OTHER SERVICE THAT ASMX, THE MARKET OR ITS LICENSORS AND SUPPLIERS DIRECTLY OR INDIRECTLY PROVIDE.

5.2

LIMITATION OF LIABILITY. IN NO EVENT SHALL ASMX OR THE MARKET, THEIR LICENSORS OR SUPPLIERS BE LIABLE TO THE COMPANY OR ANY OTHER PERSON, REGARDLESS OF THE CAUSE, FOR ANY FAILURE OF PERFORMANCE, OR FOR ANY DELAYS, INACCURACIES, ERRORS, INTERRUPTIONS, OR OMISSIONS IN THE MARKET, OR ANY OF OTHER SERVICES PROVIDED BY ANY

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SUCH PARTIES, OR FOR TERMINATING OR SUSPENDING THE COMPANY’S ACCESS OR USE OF SUCH SERVICES, OR FOR ELIMINATING, AMENDING OR MODIFYING ONE OR MORE OF SUCH SERVICES, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING TRADING LOSSES, LOST PROFITS, LOST BUSINESS REVENUE, OR FAILURE TO REALIZE EXPECTED SAVINGS OR GAINS, EVEN IF ONE OR MORE OF THEM WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT IN THE EVENT THAT ASMX OR THE MARKET, THEIR LICENSORS OR SUPPLIERS IS HELD LIABLE FOR ANY REASON WHATSOEVER, SUCH LIABILITY SHALL BE LIMITED TO THE AMOUNT OF THE LISTING FEE PAID BY THE COMPANY DURING THE TWELVE MONTHS PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE ACCRUAL OF THE CLAIM.

5.3

GROSS NEGLIGENCE AND WILLFUL TORTIOUS MISCONDUCT. THIS ARTICLE 6 SHALL NOT RELIEVE ASMX OR THE MARKET FROM LIABILITY FOR DAMAGES THAT RESULT FROM ITS OWN GROSS NEGLIGENCE OR WILLFUL TORTIOUS MISCONDUCT.

5.4

Acceptance of Limitation of Liability. The Company agrees that the terms of this Article 6 reflect a reasonable allocation of risk and limitation of liability.

5.5

Application. This Article 6 applies to all claims irrespective of the cause of action underlying the claim, including, but not limited to breach of contract (even if in the nature of a breach of condition or a fundamental term or a fundamental breach) and tort (including but not limited to negligence or misrepresentation).

ARTICLE 7

 TERMINATION

6.1

Term. This Agreement shall commence on the date of this Agreement and shall continue until terminated in accordance with this Agreement.  Upon termination, ASMX and the Market shall have no further obligation to provide listing on behalf of the Company or provide access to or distribute any information concerning Company through any medium utilized by ASMX or the Market.  Further, ASMX and the Market shall have full discretion to make whatever reasonable disclosures or communications either deem necessary concerning the cessation of listing.

6.2

Termination. This Agreement may be terminated in each of the following circumstances:

6.3

By the either party upon fifteen (15) days’ prior written notice to the other party hereto; By ASMX without prior written notice to the Company, in the event that the Company no longer remains eligible for listing its securities on the Market;

6.4

By ASMX after not less than fifteen (15) days’ prior written notice to the Company, in the event of a breach of the Agreement by the Company, unless such breach is cured within the notice period, provided, however, that where such breach is not capable of cure in the

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reasonable judgment of ASMX, ASMX may terminate this Agreement without prior written notice to the Company;

6.5

By the Company after not less than fifteen (15) days’ prior written notice to ASMX, in the event of a breach of the Agreement by ASMX, unless such breach is cured within the notice period, provided, however, that where such breach is not capable of cure, the Company may terminate this Agreement without prior written notice to ASMX.

ARTICLE 9 MISCELLANEOUS

7.1

Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

7.2

Entire Agreement. The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.

7.3

Assignment. The Company may not assign this Agreement, in whole or in part, without the prior written consent of ASMX. ASMX shall have the right to assign this agreement to successors and subsidiaries.

7.4

Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of California. Each party hereby irrevocably submits to the jurisdiction of any court of the United States or the State of California located in Los Angeles County, California, over any suit, action, or proceeding brought by the other party hereto arising out of or relating to this Agreement.

7.5

Interpretation. In the event of any conflict between the provisions of this Agreement and any of the other attachments, appendices, addenda, cover sheets, amendments, exhibits, schedules and other materials referenced herein, the provisions of this Agreement will prevail. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular shall include the plural and vice versa, and words in the masculine gender shall include the feminine and neuter genders and vice versa.

7.6

Headings. The headings used in this Agreement are for convenience only and do not constitute substantive matter to be considered in construing its terms.

7.7

No Solicitation. The Company agrees that, in providing the services hereunder, neither ASMX or the Market is soliciting or recommending the purchase or sale of any security and, by use of the Market and any other services hereunder, the Company is not making solicitations or recommendations in any jurisdiction within which any such solicitation or recommendation would be unlawful.

7.8

Modification and Waiver.  This Agreement may only be amended by a writing signed by the parties hereto.

7.9

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Force Majeure. Neither party shall be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including act of God, strikes, riots, acts of war, or governmental regulations imposed after the date of this Agreement.

7.10

Status of Parties. Nothing in the Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto, or their respective permitted successors or assigns, any rights to remedies under or by reason of the Agreement; (b) constitute the parties hereto partners or participants in a joint venture; or (c) appoint one party the agent of the other.

7.11

Survival. Notwithstanding the expiration or termination of this Agreement for any reason, the representations, warranties, indemnities, and covenants contained in Articles 3, 5, and 6 shall survive any termination of this agreement. Furthermore, all rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

7.12

Severability of Invalid Provisions. The presence in the text of this Agreement of any clause, sentence, provision, paragraph or article held to be invalid, illegal or ineffective by a court of competent jurisdiction shall not impair, invalidate or nullify the remainder of this Agreement and the effect of such holding shall be confined to the portion so held invalid.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

Company:

Teraphysics Corporation

Signature: ______/s/______________________

Date: _____________________

Printed Name: ___________________________

Title: ___________________________________

Company:

ASMX Capital LLC

By: ____/s/________________________

Date: ______________________

      Mr. Weslie Johnson, CEO

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